EXHIBIT 10.20
FIRST AMENDMENT
TO THE
COMMUNITY BANK OF TRI-COUNTY
SALARY CONTINUATION AGREEMENT
DATED SEPTEMBER 6, 2003
FOR
MICHAEL L. MIDDLETON
          THIS FIRST AMENDMENT is adopted this December 22, 2008, by and between Community Bank of Tri-County, a state-chartered commercial bank located in Waldorf, Maryland (the “Company”) and Michael L. Middleton (the “Executive”).
          The Company and the Executive executed the Salary Continuation Agreement on September 6, 2003, effective March 28, 2003 (the “Agreement”).
          The undersigned hereby amend the Agreement for the purpose of bring the Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended. Therefore, the following changes shall be made:
          Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:
1.1 “Change in Control” The term “Change in Control” means a “change in ownership,” “change in effective control” or “change in in the ownership of a substantial portion of assets,” as such terms are defined for purposes of Section 409A of the Code and regulations thereunder.
          Section 1.4 of the Agreement shall be deleted in its entirety and replaced with the following:
1.4 “Disability” means the Executive’s (i) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) receipt of disability benefits for a period of three (3) months under an accident and health plan of the employer by reason of the participant’s medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
          Section 1.11 of the Agreement shall be deleted in its entirety and replaced with the following:
1.11	“Separation from Service” means the termination of the Executive’s employment with the Company for reasons other than death. Whether a Separation from Service takes place shall determined in accordance with Section 409A of the Code and the regulations thereunder and based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A termination of employment will not be considered a Separation from Service if:
(a)	the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)	the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period)..
          Sections 2.1, 2.1.2, 2.2, 2.3, and 2.4 of the Agreement are amended by deleting the phrase “Termination of Employment” and replacing it with the phrase “Separation from Service” in each place it appears.
          Section 2.5 of the Agreement shall be deleted in its entirety and replaced with the following:
2.5	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a “Specified Employee” at Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified under this Article II of the Plan with respect to the applicable benefit.

New Sections 2.6 and 2.7 shall be added to the Agreement to read as follows:
2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount which the Company has accrued with respect to the obligations described in this Article 2, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7	Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Company may, subject to the terms of Section 8.1, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Sections 2.2 and 2.3, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made.
          Article 7 of the Agreement shall be deleted in its entirety and replaced with the following:
Article 7
Amendments and Termination
7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform to written directives to the Company from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

7.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform to written directives to the Company from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder. The benefit shall be frozen as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Company terminates this Agreement in the following circumstances:
(a)	Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Company may distribute the amount which the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

A new Section 8.10 shall be added to the Agreement to read as follows:
8.10	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

          IN WITNESS OF THE ABOVE, the Company and the Executive hereby consent to this First Amendment.

Executive:	Community Bank of Tri-County

/s/ Michael L. Middleton	By	/s/ William J. Pasenelli

Michael L. Middleton	Title	Chief Financial Officer and Executive Vice President